Exhibit 23.4

CONSENT OF NORTHLAND CAPITAL MARKETS

We hereby consent to the inclusion of our opinion letter, dated August 2, 2020, to the Board of Directors of FinTech Acquisition Corp. III as Annex D to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed acquisition of Paya, Inc. by FinTech Acquisition Corp. III and to the references to such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

/s/ Jeff Peterson
NORTHLAND SECURITIES, INC.

Dated: August 3, 2020